(logo)National City                  National City Mortgage Co.
Mortgage                             3232 Newmark Drive Miamisburg, Ohio 45342
                                     Telephone (937) 436-3025

                                     Mailing Address:
                                     P.O.  Box 1820
                                     Dayton, Ohio 45401-1820



          Management's Assertion on Compliance with Minimum Servicing
         Standards Set Forth in the Uniform Single Attestation Program
                              for Mortgage Bankers

                              Report of Management


We, as members of management of National City Mortgage Co. (NCM), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of NCM's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, NCM complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, NCM had in effect a fidelity bond policy in the amount of $50 million and an errors and omissions policy in the amount of $20 million.


                                   /s/Leo E. Knight, Jr.
                                   Leo E. Knight, Jr., President


                                   /s/T. Jackson Case, Jr.
                                   T. Jackson Case, Jr., Senior Vice President



February 7, 1997

                               No one Cares More!